AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997.

                                                      Registration No. 333-35857



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------



                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ECHO BAY MINES LTD.
                                       and
                             ECHO BAY RESOURCES INC.
              (Exact names of registrants as specified in charters)


     ECHO BAY MINES LTD. - CANADA              ECHO BAY MINES LTD. - NONE
  ECHO BAY RESOURCES INC. - DELAWARE      ECHO BAY RESOURCES INC. - 52-1872784
   (State or other jurisdiction of          (IRS Employer Identification No.)
    incorporation or organization)

                  6400 SOUTH FIDDLERS GREEN CIRCLE, SUITE 1000
                         ENGLEWOOD, COLORADO 80111-4957
                                 (303) 714-8600
       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            ------------------------


                             ROBERT L. LECLERC, Q.C.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                  SUITE 1000, 6400 SOUTH FIDDLERS GREEN CIRCLE
                         ENGLEWOOD, COLORADO 80111-4957
                                 (303) 714-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:


RONALD R. LEVINE, II, ESQUIRE    MICHAEL GLUCKMAN, ESQUIRE    WILLIAM P. ROGERS, JR., ESQUIRE
 Davis, Graham & Stubbs LLP           Milner Fenerty            Cravath, Swaine & Moore
  370 - Seventeenth Street         2900 ManuLife Place             825 Eighth Avenue
  Denver, Colorado 80201             10180-101 Street           New York, New York 10019
       (303) 892-9400           Edmonton, Alberta T5J 3V5            (212) 474-1000
                                      (403) 423-7100

                            ------------------------


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS DETERMINED BY THE REGISTRANTS.

                            ------------------------


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. /   /
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. /   /
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /    /
      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /    /

      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


                                             Proposed      Proposed
                                Amount        maximum       maximum
 Title of each class of          to be    offering price   aggregate            Amount of
securities to be registered  registered(1)  per unit(2)  offering price(3)  registration fee(3)
-----------------------------------------------------------------------------------------------

Debt Securities(4)
Common Shares
  (without par value)(5)(6)
Preferred Stock, par value
  $1.00 per share(7)
Warrants(8)
Guarantees(9)

     TOTAL                  $200,000,000(10)    100%       $200,000,000(10)     $30,304(10)


(1) In US dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.
(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrants.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) which fee was previously paid by the Registrants. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000.
(4) Subject to Footnote (3), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by each of the Registrants. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $200,000,000. Subject to Footnote (3), there is also being registered hereunder an indeterminate principal amount of Debt Securities as may be issuable upon the conversion of Debt Securities or Preferred Stock, or the exercise of Warrants, registered hereby.
(5) Subject to Footnote (3), there are being registered hereunder an indeterminate number of Common Shares as may be sold from time to time by Echo Bay Mines Ltd. Subject to Footnote (3), there are also being registered hereunder an indeterminate number of Common Shares as may be issuable upon conversion of the Debt Securities or Preferred Stock, or exercise of Warrants, registered hereby.
(6) This Registration Statement also applies to Rights under the Company's Stockholders' Rights Plan, which are attached to and tradeable only with the Common Shares registered hereby. No registration fees are required for such rights and the shares underlying such rights as they will be issued for no additional consideration.
(7) Subject to Footnote (3), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by Echo Bay Resources Inc.
(8) Subject to Footnote (3), there are being registered hereunder an indeterminate number of Warrants as may be sold from time to time by Echo Bay Mines Ltd. Subject to Footnote (3), there are also being registered hereunder an indeterminate number of Common Shares or shares of Preferred Stock and indeterminate principal amount of Debt Securities as may be issuable upon the exercise of the Warrants registered hereby.
(9) Each of the Debt Securities and shares of Preferred Stock issued by Echo Bay Resources Inc. will be accompanied by a Guaranty to be issued by Echo Bay Mines Ltd. None of the proceeds will be received by Echo Bay Mines Ltd. in consideration of the Guarantees.
(10)Of the $200,000,000 of securities registered hereby, $100,000,000 of such securities were registered pursuant to Registration Statement No. 33-77738 and are unissued as of the date hereof. A registration fee of $34,482.70 was previously paid with respect to such unissued securities and is not included in the amount stated above.


                               ------------------

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement will also be used in connection with the issuance of securities registered pursuant to Registration Statement No. 33-77738 previously filed by the Registrants on Form S-3 and declared effective on July 15, 1994. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-77738, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. A fee of $34,482.70 paid in connection with Registration Statement No. 33-77738 is carried over to this Registration Statement.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.


                  SUBJECT TO COMPLETION, Dated November 5, 1997
PROSPECTUS
                                  $200,000,000


                               ECHO BAY MINES LTD.

                                 DEBT SECURITIES
                                   GUARANTEES
                                  COMMON SHARES
                                    WARRANTS

                             ECHO BAY RESOURCES INC.

                           GUARANTEED DEBT SECURITIES
                           GUARANTEED PREFERRED STOCK

     Echo Bay Mines Ltd. (the "Company" or "Echo Bay") may offer from time to time (i) debt securities ("Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series,
(ii) full, unconditional and irrevocable guarantees ("Guarantees") of Debt Securities and shares of guaranteed preferred stock ("Preferred Stock") issued by Echo Bay Resources Inc. ("EBR"), a wholly-owned subsidiary of the Company,
(iii) shares of the Company's common stock, without par value ("Common Shares"), or (iv) warrants to purchase Debt Securities, Preferred Stock or Common Shares. EBR may offer from time to time guaranteed Debt Securities, consisting of debentures, notes or other unsecured evidences of indebtedness in one or more series and guaranteed Preferred Stock in one or more series, each guaranteed by the Company. The foregoing securities are collectively referred to as the "Securities". Any Securities may be offered with other Securities or separately (except for Guarantees which may only be offered with Debt Securities or Preferred Stock of EBR). The Securities will be offered at an aggregate initial offering price not to exceed US $200,000,000 or the equivalent (based on the applicable exchange rate at the time of sale), if Debt Securities of the Company or EBR are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company or EBR, as the case may be, at prices and on terms to be determined at the time of sale.


SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.


     This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the Issuer (which may be the Company or EBR); title; aggregate principal amount; currency of denomination (which may be in US dollars, in any other currency, currencies or currency unit, including the European Currency
Unit); maturity; interest rate, if any (which may be fixed or variable), or method of calculation thereof; time of payment of any interest; form of payment of any interest whether in the form of cash, additional Debt Securities, Common Shares or some combination thereof; any terms for redemption at the option of the Company, EBR or the holder; any terms for sinking fund payments; any index or other method used to determine the amounts payable; the ranking of such Debt Securities (whether senior, senior subordinated or subordinated); any conversion or exchange rights, at the option of the Company, EBR or the holder; any listing on a securities exchange; whether such Debt Securities will be guaranteed by the Company; the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (ii) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof; (iii) in the case of Preferred Stock, the designation, aggregate principal amount, and stated value and liquidation preference per share; the initial public offering price; dividend rate (or method of calculation); dates on which dividends shall be payable and dates from which dividends shall accrue; any redemption or sinking fund provisions; any conversion or exchange rights; any listing of the Preferred Stock on a securities exchange; and any other terms in connection with the offering and sale of such Preferred Stock; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable and/or cash consideration payable upon their exercise; the exercise price; any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Company's Common Shares are listed on the American Stock Exchange (Symbol: "ECO") and The Toronto Stock Exchange (Symbol: "ECO"). Any Common Shares offered will be listed, subject to notice of issuance, on such exchanges.

     The Company and EBR may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                The date of this Prospectus is ___________, 1997.

                                TABLE OF CONTENTS



                                                                          PAGE

Available Information........................................................2
Enforcement of Certain Civil Liabilities.....................................3
Incorporation of Certain Documents by Reference..............................3
Canadian Prospectuses........................................................4
The Company..................................................................5
Risk Factors.................................................................7
Use of Proceeds.............................................................14
Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and
  Preferred Stock Dividends.................................................15
Description of Debt Securities and Guarantees...............................16
Description of EBR Preferred Stock..........................................28
Description of Echo Bay Share Capital.......................................31
Description of Warrants.....................................................31
Plan of Distribution........................................................32
Experts.....................................................................34
Legal Matters...............................................................34


                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. The Company's Common Shares are listed on the American Stock Exchange (the "AMEX"). Reports proxy and information statements and other information relating to the Company can be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

      EBR is a wholly-owned subsidiary of the Company. It currently is not independently subject to the information requirements of the Exchange Act. EBR expects to receive a conditional exemption pursuant to Section 12(h) of the Exchange Act from the informational requirements of such Act and anticipates that no independent reports concerning EBR will be sent to holders of Debt Securities or Preferred Stock issued by EBR.

      The Company and EBR have filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, EBR and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided above.

                   ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

      The Company is a Canadian corporation and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. Milner Fenerty, Canadian counsel to the Company, has advised the Company that there is doubt as to the enforceability against such persons and the Company in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

      (1)   Annual Report on Form 10-K for the year ended December 31, 1996;

      (2) Quarterly Report on Form 10-Q for the period ended March 31, 1997;

      (3) Quarterly Report on Form 10-Q for the period ended June 30, 1997;

      (4) Current Report on Form 8-K, dated January 15, 1997;

      (5) Current Report on Form 8-K, dated March 6, 1997;

      (6) Current Report on Form 8-K, dated March 26, 1997;

      (7) Current Report on Form 8-K, dated March 31, 1997;

      (8) Current Report on Form 8-K, dated April 17, 1997;

      (9) Current Report on Form 8-K, dated April 25, 1997;

      (10) Registration Statement on Form 8-A (File No. 1-8542), dated September 12, 1994, relating to the Company's Shareholder Rights Plan;


      (11) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A dated August 2, 1983; and


      (12) The Company's Proxy Circular dated March 31, 1997 for its Annual and Special Meeting of Shareholders held on May 14, 1997.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Echo Bay Mines Ltd., 6400 South Fiddlers Green Circle, Suite 1000, Englewood, Colorado 80111-4957, telephone (303) 714-8600, facsimile: (303) 714-8999.

                             CANADIAN PROSPECTUSES

      The Company has filed with Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 10,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of debt securities at an aggregate initial offering price of up to US $125,000,000 (including the Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.

                                  THE COMPANY



      Echo Bay is a major North American gold mining company with interests in four operating mines, two new gold mines with final stage development deferred pending gold price improvement, and a number of active early and late stage exploration projects. Echo Bay mines, processes and explores for gold, and also produces a significant amount of silver. For the nine months ended September 30, 1997, Echo Bay produced a total of approximately 551,227 ounces of gold and 7,642,678 ounces of silver. For the year 1996, Echo Bay produced a total of approximately 769,000 ounces of gold and 7,100,000 ounces of silver. As of December 31, 1996, Echo Bay reported proven and probable ore reserves of 8,573,000 ounces of gold and 53,858,000 ounces of silver. In addition, Echo Bay has other mineralization at its producing mines consisting of 58.1 million tons at a grade of 0.033 ounces of gold per ton and 1.5 million tons at a grade of
1.36 ounces of silver per ton.

      Echo Bay has refocused its exploration activities to emphasize North, Central and South America, where it has more extensive experience and where political and economic conditions are more stable. Echo Bay will reduce exploration efforts in the other parts of the world, which Echo Bay has concluded generally present greater costs and risks. Echo Bay will continue to explore selectively outside the Americas. Echo Bay's refocused program of exploration activities has a number of projects at varying stages of evaluation, ranging from initial exploration drilling to more advanced projects in former mining districts.

      In August 1997, Echo Bay deferred final construction decisions on two planned gold mines, Paredones Amarillos in Mexico and Aquarius in Canada, and has deferred further development of the Ulu satellite deposit, all pending an improvement in gold prices. Echo Bay has continued with the completion of the frozen underground barrier system at Aquarius, and with engineering, acquisition of a mill grinding circuit, permitting and water development work at Paredones Amarillos, in order to permit construction to begin as soon as possible at such time as a final construction decision is made.

RECENT DEVELOPMENTS


     For the nine months ended September 30, 1997, Echo Bay achieved revenues of $224.1 and incurred a net loss of $365.0 million, after taking into account a provision of $309.8 million discussed below. For the year 1996, Echo Bay achieved revenues of $337.3 million and incurred a net loss of $176.7 million after taking into account provisions totaling $107.1 million related to the write-off of and provision for the Alaska-Juneau development property and the provision for the McCoy/Cove pit wall stabilization.

     In the third quarter of 1997, Echo Bay conducted a major review of life-of-mine plans for Echo Bay's four producing gold mines, and a complete evaluation of the feasibility studies for Echo Bay's portfolio of development projects, exploration properties and other assets. On completion of this work, Echo Bay assessed the carrying values of all of Echo Bay's assets in light of both short-term and long-term views of precious metals prices. As a result of the review, in the third quarter of 1997, Echo Bay recorded a $309.8 million provision for impaired assets and restructuring costs. The provision was comprised of $50.0 million related to the Kingking project in the Phillippines, $107.4 million related to Santa Elina's activities in Brazil, $127.0 million related to operating mines including Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million), and $25.4 million related to certain share investments, office closure and general costs.

     The cash operating costs at the Company's four operating mines averaged $256 per ounce for the first nine months of 1997. Total production costs were $373 per ounce during the same period. In the current low gold price environment, the Company's cost structure has significant implications for the Company's liquidity and flexibility to invest funds in exploration and development. While the Company continues to generate cash flow from operations at current gold prices before taking into account cash exploration and development expenses, the amount of cash flow available for acquisitions, investments, exploration and development is very limited. As a result, the Company is carefully monitoring its discretionary spending, though it intends to continue to conduct exploration and development activities consistent with the more focused program described elsewhere in this Prospectus and in the documents incorporated by reference herein.

     The Company's existing credit facilities provide some additional liquidity. At September 30, 1997, the Company had not utilized $124.8 million of the amounts committed thereunder, of which $___ million was actually available for borrowing in view of the credit facility covenant limitations. The amounts available for borrowing under the credit facilities vary with precious metals prices, among other factors. Further reductions in those prices could have the effect of reducing or eliminating the Company's capacity to borrow under the credit facilties. The Company believes it is currently in compliance in all respects with the covenants under the credit facility. To remain in compliance in 1998, the Company may be required to seek additional external financing or reduce discretionary spending, including spending for exploration and development activities, absent a substantial improvement in gold prices. There can be no assurance that the Company will be successful in attracting external financing on terms and conditions favorable to it. In the event the Company is unsuccessful in accessing external financing on acceptable terms, it may be required to substantially curtail its planned exploration and development activities.


      The Company was incorporated in Canada in 1964. Its executive office is located at 6400 South Fiddlers Green Circle, Suite 1000, Englewood, CO 80111-4957, telephone (303) 714-8600, and its registered office is located at Suite 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, Canada , T5J 3S4, telephone (403) 496-9002.

     EBR is a wholly-owned subsidiary of the Company which was incorporated under the laws of the state of Delaware on April 6, 1994. The primary purpose of EBR is to issue guaranteed Debt Securities and guaranteed Preferred Stock and to loan to or invest the proceeds in the Company or its subsidiaries. EBR will be prohibited from issuing any common stock to any person other than the Company and its subsidiaries. EBR does not now, and in the near future does not expect to, lease or own any material facilities or operating property. EBR's principal executive offices are located at 6400 South Fiddlers Green Circle, Suite 1000, Englewood, CO 80111-4957, telephone (303) 714-8600.

                                 RISK FACTORS

      Purchasers of the Securities being offered hereby should carefully read this entire Prospectus and the documents incorporated by reference herein. Purchasers should consider, among other things, the risk factors set forth below as well as any additional risk factors contained in any Prospectus Supplement delivered herewith.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Statements that are not historical facts contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement are forward-looking statements. Such forward-looking statements include statements regarding targets for gold and silver production, cash operating costs and certain significant expenses, percentage increases and decreases in production from the Company's principal mines, schedules for completion of detailed feasibility studies and initial feasibility studies, potential increases in reserves and production, the timing and scope of future drilling and other exploration activities, expectations regarding receipt of permits and commencement of mining or production, anticipated recovery rates and potential acquisitions or increases in property interests. Factors that could cause actual results to differ materially include, among others, changes in gold, silver and other metals prices, unanticipated grade, geological, metallurgical, processing, access, transportation of supplies, water availability or other problems, results of current exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, joint venture relationships, availability of materials and equipment, the timing of receipt of governmental permits, force majeure events, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor disputes, delays in start-up dates, environmental costs and risks, the outcome of acquisition negotiations and general domestic and international economic and political conditions and other factors described in this Prospectus and the accompanying Prospectus Supplement and in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Many of such factors are beyond the Company's ability to control or predict.

      Actual results may differ materially from those projected. Prospective investors are cautioned not to put undue reliance on forward-looking statements, and should not infer that there has been no change in the affairs of the Company since the date of this Prospectus that would warrant any modification of any forward-looking statement made in this Prospectus or the accompanying Prospectus Supplement. For a discussion of certain of such risks and uncertainties, see the "Risk Factors" set forth below, those in the accompanying Prospectus Supplement, and the discussions contained in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT LOSSES


     For the nine months ended September 30, 1997 and the year ended December 31, 1996, Echo Bay incurred net losses of $365.0 million and $176.7 million, respectively. The loss in 1997 included a $309.8 million provision related to the Kingking project ($50.0 million); Santa Elina ($107.4 million); the Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million) operating properties; and other items ($25.4 million). The loss in 1996 included a $77.1 million write-down of and reclamation and closure provision for the Alaska-Juneau development property and a $30.0 million provision for McCoy/Cove pit wall stabilization. During those periods, Echo Bay incurred exploration and development costs of $27.6 million and $63.6 million, respectively. Cash operating costs per ounce of gold increased from $254 in the full year 1996 to $256 in the nine months ended September 30, 1997. Echo Bay expects that it will continue to incur losses in the near future, and that its return to profitability will depend on, among other things, an increase in the price of gold over current prices, the ability to bring into commercial production the projects that have been the subject of Echo Bay's exploration and development program and the profitability of production at existing and new mines.

LIQUIDITY


     The cash operating costs at the Company's four operating mines averaged $256 per ounce for the first nine months of 1997. Total production costs were $373 per ounce during the same period. In the current low gold price environment, the Company's cost structure has significant implications for the Company's liquidity and flexibility to invest funds in exploration and development. While the Company continues to generate cash flow from operations at current gold prices before taking into account cash exploration and development expenses, the amount of cash flow available for acquisitions, investments, exploration and development is very limited. As a result, the Company is carefully monitoring its discretionary spending, though it intends to continue to conduct exploration and development activities consistent with the more focused program described elsewhere in this Prospectus and in the documents incorporated by reference herein.

     The Company's existing credit facilities provide some additional liquidity. At September 30, 1997, the Company had not utilized $124.8 million of the amounts committed thereunder, of which $____ million was actually available for borrowing in view of the credit facility covenant limitations. The amounts available for borrowing under the credit facilities vary with precious metals prices, among other factors. Further reductions in those prices could have the effect of reducing or eliminating the Company's capacity to borrow under the credit facilties. The Company believes it is currently in compliance in all respects with its covenants. To remain in compliance in 1998, the Company may be required to seek additional external financing or reduce discretionary spending, including spending for exploration and development activities, absent a substantial improvement in gold prices. There can be no assurance that the Company will be successful in attracting external financing on terms and conditions favorable to it. In the event the Company is unsuccessful in accessing external financing on acceptable terms, it may be required to substantially curtail its planned exploration and development activities.

     The Company estimates that it currently has adequate resources and liquidity to pursue limited additional, exploration and development programs:

          o    The Company had $5.9 million in cash at September 30, 1997.
          o The Company had $124.8 million in committed unutilized credit facilities, of which $___ million was actually available for borrowing in view of the covenant limitations imposed by the credit facilities, at September 30, 1997. The amounts available for borrowing under the credit facilities vary with precious metals prices, among other factors. Further reductions in those prices could have the effect of reducing or eliminating the Company's capacity to borrow under the credit facilities.
          o The Company suspended the payment of dividends beginning in 1997. The Company estimates that this will save a total of $21.0 million in 1997 and 1998, based on the company's previous practice of paying annual dividends totaling $0.075 per share.


MINING AND PROCESSING

      The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

      The Company's processing facilities are dependent on continuous mine feed to remain in operation. Insofar as the Company's mines may not maintain material stockpiles of ore or material in process, any significant disruption in either mine feed or processing throughput, whether due to equipment failures, adverse weather conditions, supply interruptions, labor force disruptions or other issues, may have an immediate adverse effect on the results of operations of the Company. A significant reduction in mine feed or processing throughput at a particular mine could cause the unit cost of production to increase to the point where the Company could determine that some or all of the Company's reserves were uneconomic to exploit.

     The Company periodically reviews mining schedules, production levels and asset lives in its life-of-mine planning for all of its operating and development properties. Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, precious metals price assumptions, and other factors. Based on this analysis, the Company reviews its accounting estimates and in the event of an impairment, may be required to write-down the carrying value of a mine or mines. The Company recently completed a major review of life-of-mine plans for the Company's four producing gold mines, and a complete evaluation of the feasibility studies for its portfolio of development projects, exploration properties and other assets. As a result of this process, at September 30, 1997 the Company recorded a provision for the carrying values of Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million). This complex process continues for the life of every mine.


      As a result of the foregoing risks, among other things, expenditures on any and all projects, actual production quantities and rates, and cash costs may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case especially to the extent development projects are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

MINE DEVELOPMENT RISKS

      The Company's ability to maintain, or increase, its annual production of gold and silver will be dependent in significant part on its ability to bring new mines into production, including the Aquarius project in Canada and the Paredones Amarillos project in Mexico, and to expand existing mines. Recently the Company deferred final construction decisions on Aquarius and Paredones Amarillos and deferred further development of the Ulu satellite deposit in Canada. Although the Company utilizes the operating history of its existing mines to derive estimates of future operating costs and capital requirements, such estimates may differ materially from actual operating results at new mines or at expansions of existing mines. The economic feasibility analysis with respect to any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies (which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed), precious metals price assumptions, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity, royalty or other ownership burdens and other factors. In addition, many of the risks identified below at "--Exploration Risks" are also applicable to the Company's development projects. Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Although the Company's feasibility studies are completed with the Company's knowledge of the operating history of similar ore bodies in the region, the actual operating results of its development projects may differ materially from those anticipated, and uncertainties related to operations are even greater in the case of development projects.


GOLD AND SILVER PRICES



      The profitability of Echo Bay's current operations is directly related and sensitive to the market price of gold and silver, which are currently at depressed levels. Gold, silver and other metal prices fluctuate widely and are affected by numerous factors beyond Echo Bay's control, including global supply and demand, expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, forward selling by producers, central bank sales and purchases, production and cost levels in major gold-producing regions such as South Africa and the former Soviet Union, global or regional political, economic or financial situations and a number of other factors.

      The current demand for, and supply of, gold and silver affect the prices of such metals, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold or silver prices should decline below Echo Bay's cash costs of production at any of its mines and remain at such levels for any sustained period, Echo Bay could determine that it is not economically feasible to continue commercial production at such mines. Although Echo Bay has a hedging program in place to reduce the risk associated with gold and silver price volatility, there is no assurance that Echo Bay's hedging strategies will be successful.

      The absolute level and volatility of gold and silver prices are illustrated in the following table which sets forth the average of the daily closing prices for gold and silver for the periods indicated:



                             NINE MONTHS ENDED
                               SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                            -------------------    --------------------------------------
                             1997         1996      1996    1995    1994     1993   1992
                             ----         ----      ----    ----    ----     ----   ----



Gold(1) ($ per ounce)         342           392       388     384     384      360    344
Silver(2) ($ per ounce)      4.77          5.33      5.18    5.19    5.29     4.30   3.94

(1)  On the London Bullion Market

(2)  As quoted by Handy and Harman


     As of November 3, 1997, the closing prices for the metals described above were:

Gold:   $314 per ounce

Silver: $4.84 per ounce


UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES


     There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of Echo Bay. The estimation of reserves and other mineralization involves subjective judgments about many relevant factors, and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Assumptions about prices are subject to great uncertainty and gold and silver prices have fluctuated widely in recent years, and are currently at depressed levels. See "--Gold and Silver Prices." No assurance can be given that the volume and grade of reserves mined and processed and recovery rates will not be less than anticipated. Declines in the market price of gold and related precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization uneconomic to exploit. The prices used in estimating Echo Bay's ore reserves at December 31, 1996 were $375 per ounce of gold and $5.00 per ounce of silver. The market prices were $369 per ounce of gold and $4.87 per ounce of silver at December 31, 1996 and were $314 per ounce of gold and $4.84 per ounce of silver at November 3, 1997, which are below the price at which Echo Bay has estimated its reserves. If Echo Bay were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than that used at December 31, 1996, there would likely be a material reduction in the amount of gold reserves. In addition, if the price realized by Echo Bay for its gold or silver bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, Echo Bay potentially could experience material write-downs of its investment in its mining properties. Under certain of such circumstances, Echo Bay may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types, may materially and adversely affect reserves.


EXPLORATION RISKS

      Since mines have limited lives based on proven and probable ore reserves, the Company continually seeks to replace and expand its reserves. Moreover, two of the Company's mines, McCoy/Cove and Lupin (without taking into account supplemental production from Ulu) are entering a period of declining production as the existing ore reserves are depleted, which has led to significant emphasis on the Company's exploration program. Mineral exploration, at both newly acquired properties and existing mining operations, is highly speculative in nature, involves many risks and frequently does not result in the discovery of minable reserves. There can be no assurance that the Company's exploration efforts will result in the discovery of significant gold or silver mineralization or that any mineralization discovered will result in an increase of the Company's proven or probable reserves. If proven or probable reserves are developed, it may take a number of years and substantial expenditures from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. For example, a new feasibility study completed in December 1996 on the Alaska-Juneau project concluded that the project was uneconomic as designed, and the Company recorded a $77.1 million provision in connection with the decision not to proceed. No assurance can be given that the Company's exploration programs will result in the replacement of current production with new reserves or that the Company's development program will be able to extend the life of the Company's existing mines. In the event that new reserves are not developed, the Company will not be able to sustain any mine's current level of gold or silver production beyond the life of its existing reserve estimates.

      The Company encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing precious metals. As a result of this competition, some of which is with companies with greater financial resources than the Company, the Company may be unable to acquire attractive mining properties on terms it considers acceptable. In addition, there are a number of uncertainties inherent in any program relating to the location of economic ore reserves, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. Accordingly, there can be no assurance that the Company's acquisition and exploration programs will yield new reserves to replace and expand current reserves.

RISKS RELATED TO JOINT VENTURE RELATIONSHIPS


     The Company has entered into a number of strategic alliances and joint venture relationships as part of its exploration and development activities and expects to enter into additional such relationships in the future. The terms of these relationships vary, but in many cases the Company is dependent on its co-venturer for expertise in operating in environments outside of North America as well as its relationships with governmental officials and the indigenous people generally. In addition, under certain of the Company's arrangements, including Santa Elina, the co-venturer has approval rights with respect to capital and/or operating budgets and expenditures; in these circumstances, the constraints of the capital available to the co-venturer from third parties and/or other exploration and development or other opportunities available to the co-venturer may affect its willingness to proceed with the Company's projects on terms acceptable to the Company. Further, in connection with the development of a property, the Company may be required to seek a partner or partners for technical expertise in the development and operation phases of the project, and, in certain instances, for financing until cash flow is generated from the project for the Company's account. There can be no assurance that the Company will be successful in partnering with companies on terms that are commercially attractive.


MINING RISKS AND INSURANCE

      The business of gold and silver mining is generally subject to a number of risks and hazards, including environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in mining, monetary losses and possible legal liability. The Company maintains insurance against certain risks that are typical in the gold mining industry and in amounts that the Company believes to be reasonable, but which may not provide adequate coverage in certain circumstances. However, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as a result of exploration and production) is not generally available to the Company or to other companies in the industry on acceptable terms. During 1996, the Company recorded a $30.0 million provision related to estimated costs to remove waste rock from an unstable portion of the pit wall at McCoy/Cove.

GOVERNMENTAL REGULATION

     The Company's mining operations and exploration activities are subject to extensive foreign or US federal, state and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection and remediation of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing the Company's mines and other facilities in compliance with such laws and regulations is significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development or operation of a mine.

      As part of its normal course operating and development activities, the Company has expended significant resources, both financial and managerial, to comply with governmental regulations and permitting requirements, and will continue to do so in the future. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from the Company's operations, could result in substantial costs and liabilities in the future.

      The Company is required to obtain governmental permits to develop its reserves and for expansion or advanced exploration activities at its operating and exploration properties. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous foreign or US federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. In the case of foreign operations, governmental approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. In the context of environmental protection permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits, or the imposition of extensive conditions upon certain permits, could have a material adverse effect on the Company's business, operations and prospects.

     In past sessions of the United States Congress, both the House of Representatives and Senate have considered legislation that seeks to reform the General Mining Law of 1872, as amended (the "Mining Law"), which governs the location and maintenance of unpatented mining claims and related activities on federal lands. As part of the most recent budget reconciliation process, each of the Senate and the House of Representatives passed separate legislation that sought to reform the Mining Law, although such legislation was not enacted into law. Similar legislation has also been proposed in the current session of the US Congress, as has other legislation which could have the effect of increasing costs of operations. The Company anticipates that if Congress were to enact legislation modifying the Mining Law, such legislation may impose a royalty on production of minerals from unpatented mining claims, and could contain new requirements for mined land reclamation and other environmental control measures. The Bureau of Land Management of the US Department of the Interior has commenced a program to revise the federal regulations applicable to activities on unpatented mining claims to impose more stringent reclamation and environmental protection requirements on those activities. The extent to which any such new legislation or administrative action would affect existing unpatented mining claims or mining operations thereon is unclear at this time. Any reform of the Mining Law based on these initiatives could increase the costs of mining activities on unpatented mining claims, and as a result could have an adverse effect on the Company and its results of operations, particularly the Company's operations at McCoy/Cove and, to a lesser extent, Round Mountain. Until such time, if any, as new reform legislation is enacted or administrative action is taken, the ultimate effects and costs of compliance on the Company cannot be estimated.

RISK OF INTERNATIONAL OPERATIONS

      Many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of the various approvals, licenses and permits that it seeks, that it will obtain them in a timely fashion or that it will be able to maintain them in full force and effect without modification or revocation.

     In certain countries in which the Company has assets and operations, such assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. It is not possible for the Company to accurately predict such developments or changes in law or policy or to what extent any such developments or changes may have a material adverse effect on the Company's operations.

TITLE TO PROPERTIES


      Certain of the Company's United States mineral rights, including at the McCoy/Cove and Round Mountain properties, consist of unpatented lode mining claims. Unpatented mining claims may be located on US federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented millsite claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and millsites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

      Private parties acting on behalf of the United States in a qui tam action have commenced suit in federal court against 14 mining companies, including the Company. The complaint asserts that because of the foreign ownership of the companies, they are not entitled to locate, operate or patent mining claims on federal public lands. It seeks invalidation of all such mining claims held by the companies and recovery of triple the value of production from them, and from their allegedly unlawfully patented claims. Legal counsel is unable at this early stage to predict the outcome of this action, but counsel has advised the Company that it believes upon initial analysis that the complaint lacks substantial merit. The Company intends to take appropriate responses and defenses.


     At Lupin in Canada, the Company's surface lease on most of the acreage expired by its terms in March 1996. The mineral leases on this acreage extend to 2009 and 2013. The Company has applied for renewal of the surface lease, and taken the steps necessary for renewal, but has not received notice of renewal from the applicable governmental authorities. The Company expects such renewal to be granted; however, there can be no assurance that such renewal will be granted or that the lease, as renewed, will not contain modified terms relating to reclamation and other environmental matters.

INFLATION AND CURRENCY RISKS

      The Company directly or indirectly holds mining interests in several countries, including Mexico, the Philippines, Brazil, Russia, Burkina Faso, Mali, Ghana, Bolivia, Chile, Honduras and Peru, which historically have had unstable currencies as a result of inflation, currency controls or other reasons. Although the production resulting from such mining interests is generally sold in US dollars, the Company is vulnerable to the effects of inflation in its operations in certain countries, and profitability levels may be eroded by unfavorable exchange rates. None of the countries in which the Company holds mineral interests currently restricts the repatriation of profits, other than through the requirement to register such distributions. While recent years have seen a generally positive trend toward lowering inflation and stabilizing exchange rates in these countries, there is no assurance that governments will continue with current economic policies or that inflation will be lower than it has been historically.


SUBORDINATED NATURE OF CERTAIN DEBT SECURITIES AND GUARANTEES



      Certain Debt Securities may be subordinated in right of payment to all Senior Indebtedness of the Company or EBR whether now outstanding or hereafter created, incurred, assumed or guaranteed by the Company or EBR, as the case may be. The Guarantees of Debt Securities may be subordinated in right of payment to all Senior Indebtedness of the Company. The Indentures under which any Debt Securities will be issued may not limit the amount of Senior Indebtedness or other indebtedness that the Company or EBR may incur. In addition, the Debt Securities and the Guarantees may be effectively subordinated to all liabilities of the Company's other consolidated subsidiaries. Further, it is expected that the Guarantees in respect of EBR Preferred Stock will rank junior to all other obligations of the Company. By reason of such subordination, in any bankruptcy or insolvency of the Company, holders of subordinated Debt Securities or Guarantees may receive less, ratably, than holders of indebtedness ranking senior to them. See "The Company," "Description of Debt Securities and Guarantees," and "Description of EBR Preferred Stock--Guarantees."


                                USE OF PROCEEDS

      Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company, or EBR, as the case may be, from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
                TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The Company's ratio of earnings to fixed charges(1) was as follows for the nine months ended September 30, 1997 and for each of the five years ended December 31, 1996.


NINE MONTHS ENDED
  SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
  ------------                            ------------------------
      1997           1996          1995         1994         1993          1992
      ----           ----          ----         ----         ----          ----
       (2)            (2)           (2)          2.8          2.3           (2)

Notes:

(1) The ratio of earnings to fixed charges (or deficiency) has been computed based on the Company's results of operations as determined under accounting principles generally accepted in Canada. Had the calculations been performed under accounting principles generally accepted in the United States, earnings would have been insufficient to cover fixed charges by $408.4 million for the nine months ended September 30, 1997. The Company's earnings would also have been insufficient to cover fixed charges for each of the following years ended December 31, as follows: by $173.9 million in 1996, by $41.1 million in 1995 and by $31.1 million in 1992. For the years ended December 31, 1994 and 1993, the ratio of earnings to fixed charges would have been 2.7 and 3.0, respectively.

(2) The Company's earnings were insufficient to cover fixed charges by $363.8 million for the nine months ended September 30, 1997. The Company's earnings were also insufficient to cover fixed charges for each of the following years ended December 31, as follows: by $176.1 million in 1996, by $44.7 million in 1995 and by $31.1 million in 1992.

      The ratio of earnings to combined fixed charges and preferred stock dividends of a subsidiary net of the interest income/expense from the related interest rate swap(1) was as follows for the Company for the nine months ended September 30, 1997 and for each of the five years ended December 31, 1996.


NINE MONTHS ENDED
  SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
  -------------                       ------------------------
      1997           1996          1995         1994         1993          1992
      ----           ----          ----         ----         ----          ----
       (2)            (2)           (2)          (2)          (2)           (2)

Notes:

(1) The ratio of earnings to fixed charges (or deficiency) has been computed based on the Company's results of operations as determined under accounting principles generally accepted in Canada. Had the calculations been performed under accounting principles generally accepted in the United States, earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $408.4 million for the nine months ended September 30, 1997. Earnings would also have been insufficient to cover combined fixed charges and preferred stock dividends for each of the following years ended December 31, as follows: by $173.9 million in 1996, by $56.1 million in 1995, by $4.0 million in 1994 and by $38.4 million in 1992. For the year ended December 31, 1993, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.2.

(2) The Company's earnings were insufficient to cover combined fixed charges and preferred stock dividends of a subsidiary net of the interest income/expense from the related interest rate swap for the nine months ended

     September 30, 1997 by $363.8 million. Earnings were also insufficient to cover combined fixed charges and preferred stock dividends for each of the following years ended December 31, as follows: by $176.1 million in 1996, by $59.7 million in 1995, by $3.3 million in 1994, by $1.6 million in 1993 and by $38.4 million in 1992.

     As used in the above calculations, "earnings" means earnings before income taxes and fixed charges, and "fixed charges" means interest on all indebtedness and that portion of rental expense that management believes to be representative of interest expense and capitalized interest. In addition, for purposes of calculating the ratio of earnings to fixed charges (or deficiency) on amounts as determined under accounting principles generally accepted in Canada, the portion of interest included in shareholders' equity related to the capital securities financing ($4.1 million for the nine months ended September 30, 1997) has not been included. Net interest paid related to the capital securities is classified as either interest expense on the earnings statement or as a direct charge to retained earnings based on the allocation of the carrying value of the capital securities between debt and equity.


                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

      Debt Securities may be issued from time to time in one or more series by the Company or by EBR. In the event that any series of Debt Securities is issued by EBR, such Debt Securities will be offered together with full, unconditional and irrevocable guarantees issued by the Company. In the following description, references to the Issuer refer to the Company, in the case of a series of Debt Securities issued by the Company, and to the Company and EBR, in the case of a series of Debt Securities issued by EBR and Guaranteed by the Company.

      The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement and, if such Debt Securities are offered by EBR, the particular terms of the Guarantees offered in connection therewith, will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination and Guarantees. See "Subordination of Senior Subordinated Debt Securities, Subordinated Debt Securities and Guarantees". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

      The following discussion includes a summary description of the material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

      The Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized for each series. Debt Securities of a series may be issuable in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more Global Securities in registered or bearer form (each, a "Global Security"). Bearer Debt Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

      Any Debt Security issued by EBR will be fully, unconditionally and irrevocably guaranteed by the Company as to payment of principal, premium, if any, and interest.

      The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the Issuer (which may be the Company or EBR) and title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitation on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities, including exchange for Registered Debt Securities of the same series; (4) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (5) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security is registered on the Regular Record Date; (6) the date or dates on which such Debt Securities will mature; (7) the rate or rates of interest (which may be fixed or variable), if any, or the method of calculation thereof, which such Debt Securities will bear, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (8) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable, the Regular Record Date for any interest payable on any Interest Payment Date and any provision for the deferral of interest payments; (9) whether any such interest will be payable in cash, through the issuance of additional Debt Securities, through the issuance of Common Shares, through some combination of cash and additional Debt Securities or through some combination of cash and Common Shares; (10) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (11) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Issuer and any terms and conditions relevant thereto;
(12) the obligations of the Issuer, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders thereof; (13) the denominations in which any such Debt Securities will be issuable, if other than denominations of US $1,000 and any integral multiple thereof; (14) the units of payment of principal of, premium, if any, and interest on such Debt Securities if other than US dollars, which units may consist of currency, currencies, currency unit or units, or securities and the manner of determining the U.S. dollar equivalent of foreign currency; (15) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (16) if the principal of, premium, if any, or interest on such Debt Securities is to be payable, at the election of the Issuer or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (17) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (18) whether such Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Issuer and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (19) any covenants to which the Issuer may be subject with respect to such Debt Securities, including whether the Issuer is required to offer to purchase all Debt Securities of a series upon a change of control; (20) the applicability of the provisions described under "--Defeasance" below; (21) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Shares or other securities; (22) United States and Canadian Federal income tax consequences, if any; (23) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; and (24) any other terms of such Debt Securities.

      Debt Securities may be issued at a discount from their principal amount. United States and Canadian Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

      If the purchase price of any series of Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Debt Securities are payable in a foreign currency or currencies, a foreign currency unit or units or in securities, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Debt Securities will be set forth in the applicable Prospectus Supplement.

      Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

      Except as may be set forth in the applicable Prospectus Supplement, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Debt Securities in the event that the Issuer engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Issuer's properties and assets as an entirety to any person as described below under "--Consolidation, Merger and Sale of Assets."


INCURRENCE OF ADDITIONAL INDEBTEDNESS



      The Indentures generally do not prohibit the Issuer from incurring indebtedness in addition to the Debt Securities. The Indentures provide that the Issuer shall not issue, assume, guarantee, incur or otherwise become liable, directly or indirectly, for any indebtedness which is subordinate or junior in right of payment to any Senior Indebtedness unless such indebtedness constitutes Debt Securities or is pari passu or expressly subordinated in right of payment to any Debt Securities. Any additional limitations on the Issuer's ability to incur additional indebtedness will be described in the applicable Prospectus Supplement.


GUARANTEES

      The Company will fully, unconditionally and irrevocably guarantee, on a senior, senior subordinated or subordinated basis, the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities that are issued by EBR, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. See "--Subordination of Senior Subordinated Debt Securities, Subordinated Debt Securities and Guarantees."

SENIOR DEBT SECURITIES

      The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Issuer and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES, SUBORDINATED DEBT SECURITIES AND GUARANTEES

      The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Issuer, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Issuer) upon conversion or exchange of a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

      By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

      The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

      (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Issuer for money borrowed or evidenced by securities, bonds, debentures, notes or similar instruments;

      (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Issuer with respect to letters of credit or bankers' acceptances issued for the account of the Issuer and interest rate protection agreements and currency exchange or purchase agreements;

      (c) obligations and liabilities (contingent or otherwise) of the Issuer related to capitalized lease obligations;

      (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Issuer related to agreements or arrangements designed to protect the Issuer against fluctuations in commodity prices, including without limitation, interest rate swaps, commodity futures contracts or similar hedging instruments;

      (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Issuer has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

      (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Issuer; and

      (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities.

      In certain circumstances, such as the bankruptcy or insolvency of the Issuer, Canadian or US bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Debt Securities, or priorities between Holders of the Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

      If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Issuer's most recent fiscal quarter.

      In the event that Senior Subordinated Debt Securities or Subordinated Debt Securities are issued by EBR, the related Guarantees issued by the Company will be subordinate and junior in right of payment to Senior Indebtedness of the Company on substantially the same terms and conditions as the obligations of EBR under the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, will be subordinate and junior in right of payment to Senior Indebtedness of EBR.

CONVERSION OR EXCHANGE OF DEBT SECURITIES


      If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Shares or other securities of the Company (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, currency units or indices) on the terms and conditions set forth therein.


FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

      Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form.

      Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture.

      In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "--Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "--Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Issuer or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses
(a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security.

      Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Issuer maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Issuer or its agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

      In the event of any redemption in part, the Issuer shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issued only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issued as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issued as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or
(iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption.

FORM OF INTEREST PAYMENTS

      If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, any interest payable on such series will be payable (i) in cash, (ii) through the issuance of additional Debt Securities,
(iii) through the issuance of the Company's Common Shares, or (iv) some combination of either (i) and (ii) or (i) and (iii), above, and on the terms and conditions set forth in such Prospectus Supplement.

PAYMENT AND PAYING AGENTS

      Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such Paying Agents ("Paying Agents") outside the United States as the Issuer may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-- Form, Exchange, Registration, Conversion, Transfer and Payment" has been delivered prior to the first actual payment of interest. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Issuer or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest on Bearer Debt Securities denominated and payable in US dollars will be made at the office of the Issuer's Paying Agent in the United States, if

(but only if) payment of the full amount thereof in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

      Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Issuer may designate from time to time, except that at the option of the Issuer payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Trustee for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and the Issuer will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Issuer for the Debt Securities will be named in an applicable Prospectus Supplement. The Issuer may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, the Issuer will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Securities, the Issuer will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

      All monies paid by the Issuer to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Issuer and the holder of such Debt Security or any coupon will thereafter look only to the Issuer for payment thereof.

TEMPORARY GLOBAL SECURITIES

      If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupons, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration, Conversion, Transfer and Payment." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

      Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-- Form, Exchange, Registration, Conversion, Transfer and Payment" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited.

PERMANENT GLOBAL SECURITIES

      If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

BOOK-ENTRY DEBT SECURITIES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

      The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Issuer expects that the following provisions will apply to depositary arrangements.

      Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Issuer, if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary for such Global Security and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary for such Global Security would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Principal of, premium, if any, and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

      Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any series of Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act and a successor Depositary is not appointed by the Issuer within 90 days after the Issuer receives notice or becomes aware of such condition, the Issuer will issue such Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Debt Securities.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

      In compliance with United States Federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Issuer of the written certification described above under "--Form, Exchange, Registration, Conversion, Transfer and Payment." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

      As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

EVENTS OF DEFAULT

      The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Debt Security of that series when due, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Issuer in the applicable Indenture or any other covenant to which the Issuer may be subject with respect to Debt Securities of that series (other than a covenant solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

      If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of Original Issue Discount Securities, such portion) of all Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "--Modification and Waiver" below.

      The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

      No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

      The Issuer will be required to furnish to the Trustees annually a statement as to the performance by the Issuer of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

      Without the consent of any Holder of Outstanding Debt Securities, the Issuer and the Trustees may amend or supplement the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Issuer and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any instalment of principal of, or premium, if any, or interest on any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion or exchange provisions applicable to convertible or exchangeable Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

      The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS


      The Issuer, without the consent of any Holders of any series of outstanding Debt Securities, may not consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Issuer and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may not consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Issuer, unless the corporation (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or which acquires or leases the assets of the Issuer substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Issuer's obligations under each series of Outstanding Debt Securities and the Indentures applicable thereto and unless the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and unless, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and unless the Issuer delivers an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements. There is little case law interpreting the phrase "substantially as an entirety" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of Debt Securities to determine whether a consolidation, merger or sale of assets substantially as an entirety has occurred and to require the Issuer to accelerate payment on the Debt Securities as a result of such consolidation, merger or sale of assets may be uncertain.


DEFEASANCE

      If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Issuer at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses (e) and (g) under "Events of Default" above shall no longer be an Event of Default, if in either case the Issuer irrevocably deposits with the applicable Trustee, in trust, money, Government Obligations of the government issuing the currency in which the Debt Securities of the relevant series are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the Stated Maturity Date, or the Redemption Date, as the case may be) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things,
(a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit, (b) the Issuer shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such defeasance or covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable Indenture. In the event the Issuer omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable in respect to such payments.

      Notwithstanding the description set forth under "--Subordination of Senior Subordinated Debt Securities, Subordinated Debt Securities and Guarantees" above, in the event that the Issuer deposits money or Government Obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the money or Government Obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or Government Obligations so deposited.

GOVERNING LAW

      The Indentures, the Debt Securities and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

ENFORCEABILITY OF JUDGMENTS

      Since a significant portion of the assets of the Company and its subsidiaries are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, if any, or interest on the Debt Securities or with respect to the Guarantees may not be collectible within the United States.

      The Company has been informed by its Canadian counsel, Milner Fenerty, that the laws of the Province of Alberta (the "Relevant Province") permit an action to be brought against the Company in a court of competent jurisdiction in the Relevant Province on any final and conclusive judgment in personam of any federal or state court located in The City of New York ("New York Court") that has not been stayed and is not impeachable as void or voidable under the internal laws of the State of New York and that is for a sum certain if (i) the New York Court rendering such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Relevant Province (and submission by the Company in the applicable Indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Relevant Province; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, exproprietory or penal laws; (iv) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the Relevant Province; (v) the action to enforce such judgment is commenced within 6 years after the date of such judgment; and (vi) subject to the discretion of the courts in the Relevant Province to find that the choice of the laws of the New York Court is not bona fide (in the sense that it was made with a view to avoiding the consequences of the law of any other jurisdiction). In the opinion of such counsel, there are no reasons under present law of the Relevant Province for avoiding recognition of a judgment of the New York Court under the Indenture or on the Debt Securities and Guarantees based upon public policy.

REGARDING THE TRUSTEES

      The Indentures contain certain limitations on the right of each Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

                      DESCRIPTION OF EBR PREFERRED STOCK

      The following is a description of certain general terms and provisions of the EBR Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

      The summary of terms of EBR's preferred stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of EBR's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

      EBR's Certificate of Incorporation permits its preferred stock to be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the Board of Directors of EBR is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series.

      The Preferred Stock issued by EBR shall have the dividend, liquidation, redemption and voting rights set forth in the applicable Prospectus Supplement, except as specifically provided below. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable, the option, if any, to extend the period for dividend payment or to pay partial dividends, and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; and (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

GENERAL


     The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement will contain a description of certain United States and Canadian Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

RANK

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of EBR, rank prior to EBR's Common Stock and to all other classes and series of equity securities of the Issuer now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Issuer ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Issuer. The Preferred Stock shall be junior to all outstanding debt of EBR. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by EBR's Certificate of Incorporation.

DIVIDENDS

      Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of EBR legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of EBR on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

      Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and EBR will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which EBR initially issues shares of such series.

      No full dividends shall be declared or paid or set apart for payment on preferred stock of EBR of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of EBR ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) EBR may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock) and (c) EBR may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock). EBR currently has no outstanding Parity Stock.

CONVERTIBILITY


      The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into Common Shares or other securities of the Company registered hereunder will be set forth in the Prospectus Supplement relating thereto. See "Description of Echo Bay Share Capital."


REDEMPTION

      The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

LIQUIDATION

      Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of EBR, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of EBR, to receive an amount per share as set forth in the related Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of EBR ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, unless otherwise specified in the applicable Prospectus Supplement, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by EBR.

VOTING

      The Preferred Stock of a series will not be entitled to vote, except as provided in the applicable Prospectus Supplement, the Certificate of Incorporation, the applicable certificate of designations and as required by applicable law.

GUARANTEES

      The Company will fully, unconditionally and irrevocably guarantee the payment of accumulated and unpaid dividends, and payments due on liquidation or redemption, as and when due, regardless of any defense, right of set-off or counterclaim that EBR may have or assert. This obligation will rank junior to all other obligations of the Company, and may be subject to the ability of the Company to pay such amounts as a dividend on its own capital stock from funds legally available therefor. The obligation will effectively rank senior to the Company's common stock.

NO OTHER RIGHTS

      The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation and in the certificate of designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

      The transfer agent for each series of Preferred Stock will be designated in the related Prospectus Supplement.

                     DESCRIPTION OF ECHO BAY SHARE CAPITAL

GENERAL


      The authorized share capital of the Company consists of an unlimited number of Common Shares, without par value, of which 139,370,031 were outstanding on November 3, 1997, and an unlimited number of preferred shares, issuable in series, none of which are currently outstanding. In addition, as of November 3, 1997, 5,281,141 Common Shares have been reserved for issuance upon the exercise of outstanding options.


COMMON SHARES

      The holders of Common Shares have one vote for each share held and are not entitled to cumulative votes for the election of directors. Each Common Share is entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and is entitled to share equally in any distribution to holders of Common Shares on liquidation. The holders of Common Shares have no preemptive, conversion or redemption rights. Each outstanding Common Share is fully paid and nonassessable.

PREFERRED SHARES

      The Board of Directors of the Company may issue preferred shares from time to time in one or more series, subject to the provisions of the Articles of Incorporation of the Company. When any preferred shares of the Company are outstanding, no dividends may be paid or declared on outstanding Common Shares unless all dividends on preferred shares of all series shall have been paid in full with respect to past dividend periods, and the full dividends thereon for the then current dividend period shall have been declared and a sum set apart for payment thereof. Any sinking fund requirements with respect to preferred shares of the Company must also be complied with before dividends on Common Shares may be paid.

SHAREHOLDER RIGHTS PLAN

      Under the Company's shareholder rights plan, if any person or group were to announce an intention to acquire, or were to acquire, 20% or more of the Company's Common Shares without complying with the conditions of a "permitted bid," then the owners of each share of common stock (other than the acquiring person or group) would become entitled to exercise a right to buy one additional Common Share at 50% of the lowest share price on The Toronto Stock Exchange during the prior 90 days. The plan expires in 2004, subject to reconfirmation by shareholders in 1999.

      A "permitted bid," which does not trigger the entitlement to acquire shares under the plan, is one that complies with applicable securities law in all jurisdictions where at least 5% of the Company's Common Shares are owned; is made to all shareholders for all outstanding shares; is open for a minimum of 60 days; takes up no shares until at least 662/3% of the outstanding shares have been tendered to the bid, including those owned by the acquiring person or group; and meets certain other conditions.

                            DESCRIPTION OF WARRANTS

GENERAL

      The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants. Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants;
(3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrant will be payable; (8) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (10) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (11) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (12) if applicable, any index or formula used to determine the amount of payments of principal of and any premium and interest on Debt Securities purchasable upon exercise of Debt Warrants; (13) information with respect to book-entry procedures, if any; (14) if applicable, a discussion of certain United States Federal income tax considerations; and (15) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

OTHER WARRANTS

      The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the designation and number of securities (which may include Preferred Stock or Common Stock) and/or amount of cash consideration for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each such Debt Security or share of Preferred Stock or Common Stock; (6) if applicable, the date on and after which such Warrants and the related Debt Securities, Preferred Stock or Common Stock will be separately transferable; (7) if applicable, any index or formula used to determine the price or prices at which such other securities and/or cash consideration will be issued; (8) if applicable, a discussion of certain United States Federal income tax considerations; and (9) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             PLAN OF DISTRIBUTION

      The Company may offer and sell the Debt Securities, Common Shares and Warrants to or through underwriters or dealers, and also may offer and sell Debt Securities, Common Shares and Warrants directly to other purchasers or through agents. EBR may sell the Debt Securities and Preferred Stock, together with Guarantees issued by the Company, to or through underwriters, and may also sell Debt Securities and Preferred Stock, together with Guarantees issued by the Company, directly to other purchasers through agents.

      Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company or EBR from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

      Sales of Common Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

      In connection with distributions of Common Shares or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Shares registered hereunder in the course of hedging through short sales the positions they assumed with the Company.

      In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or EBR or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or EBR and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or EBR will be described, in the applicable Prospectus Supplement.

      Under agreements which may be entered into by the Company or EBR, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or EBR against certain liabilities, including liabilities under Canadian and US securities legislation.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities, Preferred Stock or Warrants to purchase Debt Securities or Preferred Stock from the Company or EBR pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities or Preferred Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      The Company and EBR may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

      The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company or EBR for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

      Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

                                    EXPERTS

      The consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young, independent chartered accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

      Certain legal matters relating to the validity of the securities, other than the validity of the Common Shares, will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters relating to the validity of the Common Shares, and certain other matters with respect to Canadian law in connection with the Securities, will be passed upon for the Company by Milner Fenerty, Edmonton, Alberta. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the applicable Prospectus Supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, County of Arapahoe, State of Colorado, on the 5th day of November, 1997.



                                       ECHO BAY MINES LTD.


                                       By: /s/ Robert L. Leclerc*
                                          --------------------------------------
                                          Robert L. Leclerc, Q.C., Chairman,
                                          Chief Executive Officer and US
                                          Authorized Representative


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



           SIGNATURE                        TITLE                                  DATE


 /s/ Robert L. Leclerc*         Chairman, Chief Executive Officer and            November 5, 1997
-----------------------------   Director (Principal Executive Officer)
Robert L. Leclerc, Q.C.

 /s/ Peter H. Cheesbrough*      Senior Vice-President, Finance and               November 5, 1997
-----------------------------   Chief Financial Officer (Principal
Peter H. Cheesbrough            Financial Officer)


/s/ Tom S. Q. Yip               Controller (Principal Accounting                 November 5, 1997
-----------------------------   Officer)
Tom S. Q. Yip

 /s/ John N. Abell*             Director                                         November 5, 1997
-----------------------------
John N. Abell

 /s/ Latham C. Burns*           Director                                         November 5, 1997
-----------------------------
Latham C. Burns

 /s/ Pierre Choquette           Director                                         November 5, 1997
------------------------------
Pierre Choquette

 /s/ John Gilray Christy*       Director                                         November 5, 1997
------------------------------
John Gilray Christy



           SIGNATURE                        TITLE                                       DATE

 /s/ Peter Clarke*              Director                                         November 5, 1997
------------------------------
Peter Clarke

 /s/ John F. McOuat*            Director                                         November 5, 1997
------------------------------
John F. McOuat

 /s/ Monica E. Sloan*           Director                                         November 5, 1997
------------------------------
Monica E. Sloan

 /s/ R. Geoffrey P. Styles*     Director                                         November 5, 1997
------------------------------
R. Geoffrey P. Styles



*By:  /s/ Tom S. Q. Yip
    --------------------------
      Attorney-in-Fact


                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, County of Arapahoe, State of Colorado, on the 5th day of November, 1997.


                                       ECHO BAY RESOURCES INC.


                                       By:/s/ Robert L. Leclerc
                                          ------------------------------------
                                          Robert L. Leclerc, Q.C., Chairman,
                                          Chief Executive Officer and US
                                          Authorized Representative


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


           SIGNATURE                        TITLE                                 DATE


 /s/ Robert L. Leclerc*         Chairman, Chief Executive Officer a             November 5, 1997
------------------------------  Director (Principal Executive Officer)
Robert L. Leclerc, Q.C.


 /s/ Peter H. Cheesbrough*      Senior Vice-President, Finance and              November 5, 1997
------------------------------  Chief Financial Officer (Principal
Peter H. Cheesbrough            Financial Officer)


  /s/ Tom S. Q. Yip             Controller (Principal Accounting                November 5, 1997
------------------------------  Officer)
Tom S. Q. Yip



*By:  /s/ Tom S. Q. Yip
     -------------------------
      Attorney-in-Fact